Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-3 No. 333-182267 of Washington Real Estate Investment Trust,
(2)	Form S-3 No. 333-182264 of Washington Real Estate Investment Trust,
(3)	Form S-4 No. 333-48293 of Washington Real Estate Investment Trust,
(4)	Form S-8 No. 333-63671 pertaining to the 1991 Incentive Stock Option Plans and Two Non-Qualified Share Plans of Washington Real Estate Investment Trust,
(5)	Form S-8 No. 333-48081 pertaining to the Washington Real Estate Investment Trust Share Grant Plan and Washington Real Estate Investment Trust Stock Option Plan for Trustees,
(6)	Form S-8 No. 333-48882 pertaining to the 1991 Incentive Stock Plan of Washington Real Estate Investment Trust,
(7)	Form S-8 No. 333-68016 pertaining to the 2001 Stock Option Plan of Washington Real Estate Investment Trust, and
(8)	Form S-8 No. 333-145327 pertaining to the 2007 Omnibus Long-Term Incentive Plan of Washington Real Estate Investment Trust;

of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of Washington Real Estate Investment Trust and Subsidiaries and the effectiveness of internal control over financial reporting of Washington Real Estate Investment Trust and Subsidiaries, included in this Annual Report (Form 10-K) of Washington Real Estate Investment Trust for the year ended December 31, 2012.

/s/ Ernst & Young LLP
McLean, Virginia
February 27, 2013